Exhibit 3.7



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        CBL & ASSOCIATES PROPERTIES, INC.
                       -----------------------------------


     1. The name of the corporation (which is hereinafter referred to as the "Corporation") is "CBL & Associates Properties, Inc."

     2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 13, 1993 under the name of "CBL & Associates Properties, Inc."

     3. This Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by all of the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware.

     4. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                    ARTICLE I

     The name of the corporation (which is hereinafter referred to as the "Corporation") shall be CBL & Associates Properties, Inc.

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

     The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                                   ARTICLE IV

     A. Classes and Number of Shares.

     The total number of shares of all classes of Equity Stock that the Corporation shall have authority to issue is One Hundred Ninety-Five Million (195,000,000) shares, consisting of (i) Fifteen Million (15,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (ii) One Hundred Eighty Million (180,000,000) shares of common stock, par value $.01 per share (the "Common Stock").

     B. Preferred Stock.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (i) The designation of the series, which may be by distinguishing number, letter or title;

     (ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

    (iii) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

     (iv) Dates at which dividends, if any, shall be payable;

     (v) The redemption rights and price or prices, if any, for shares of the series:

     (vi) The terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

    (vii) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

    (viii) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

     (ix) Restrictions on the issuance of shares of the same series or of any other class or series; and

     (x)  The voting rights, if any, of the holders of shares of the series.


     C. Common Stock.

     (1) Common Stock Subject to Terms of Preferred Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

     (2) Dividend Rights. Except as otherwise provided in this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation out of funds legally available therefor. Until such time, if any, as the Corporation determines to discontinue its status as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), in accordance with paragraph (g) of Article VI, the Corporation shall declare and pay such dividends as may be required under the Code, to qualify for treatment as, and to maintain the Corporation's status as, a real estate investment trust under Section 856 of the Code.

     (3) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock as the number of shares of the Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding.

     (4) Voting Rights. Except as may be provided in this Certificate of Incorporation, the holders of shares of Common Stock shall have the exclusive right to vote on all matters (for which a common stockholder shall be entitled to vote thereon) at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting.

     D. Restrictions on Transfer; Designation of Shares-in-Trust.

     (1) Definitions. For the purposes of this Article IV, the following terms shall have the following meanings:

     "Beneficial ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Sections 542 and 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and any comparable successor provisions thereto. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

     "Beneficial Ownership Limit" shall mean (A) with respect to any Person other than a Family Group or a member thereof, 6% of the outstanding Equity Stock of the Corporation, (B) with respect to the Family Groups and their members in the aggregate, 37.99% of the outstanding Equity Stock of the Corporation, (C) with respect to the Lebovitz Group and its members in the aggregate, 25.4% of the outstanding Equity Stock of the Corporation, (D) with respect to any single member of the David Jacobs Group or the Richard Jacobs Group that is an Individual, 13.9% of the outstanding Equity Stock of the Corporation, (E) with respect to any two members of the David Jacobs Group or the Richard Jacobs Group that are Individuals, 19.9% of the outstanding Equity Stock of the Corporation and (F) with respect to Jacobs Group and its members in the aggregate, 19.9% of the outstanding Equity Stock of the Corporation; in each case, determined by number of shares outstanding, voting power (disregarding, in the case of the Jacobs Group and its members, any power to designate nominees to the Corporation's Board of Directors pursuant to the Voting and Standstill Agreement dated September 25, 2000 among the Corporation, CBL & Associates Limited Partnership, Jacobs Realty Investors Limited Partnership and others (the "Voting and Standstill Agreement")) or value (as determined by the Board of Directors), whichever produces the smallest holding of Equity Stock and computed taking into account all outstanding shares of Equity Stock and, to the extent provided by the Code in connection with the determination required by Section 856(a)(6) of the Code, all shares of Equity Stock issuable under existing Options and Exchange Rights that have not been exercised or Deferred Stock that has not vested; provided, however, that (i) in no event shall the Lebovitz Group or any Person composed of one or more members of the Lebovitz Group be treated as Beneficially Owning Equity Stock in excess of the limitations set forth in clauses (B) or (C) above to the extent that the Lebovitz Group Beneficially Owns not more than the Lebovitz Permitted Ownership Amount and (ii) in no event shall the Jacobs Group, the David Jacobs Group, the Richard Jacobs Group or any Person composed of one or more members of any such group be treated as Beneficially Owning Equity Stock in excess of the limitations set forth in clauses (B) or (F) above to the extent that the Jacobs Group Beneficially Owns not more than the Jacobs Permitted Ownership Amount.

     "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) and Section 170(c) of the Code as designated by the Corporation from time to time as the beneficiary or beneficiaries of such Trust.

     "Board of Directors" shall mean the Board of Directors of the Corporation.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Constructive ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by

Section 856(d)(5) of the Code, and any comparable successor provisions thereto. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

     "Constructive Ownership Limit" shall mean (A) with respect to any Person other than a Family Group or a member thereof, 6% of the outstanding Equity Stock of the Corporation and (B) with respect to the Family Groups and their members in the aggregate, 37.99% of the outstanding Equity Stock of the Corporation; in each case, determined by number of shares outstanding, voting power (disregarding, in the case of the Jacobs Group and its members, any power to designate nominees to the Corporation's Board of Directors pursuant to the Voting and Standstill Agreement) or value (as determined by the Board of Directors), whichever produces the smallest holding of Equity Stock and computed taking into account all outstanding shares of Equity Stock and, to the extent provided by the Code in connection with the determination required by Section 856(d)(2)(B) of the Code, all shares of Equity Stock issuable under existing Options and Exchange Rights that have not been exercised or Deferred Stock that has not vested; provided, however, that (I) except as provided in clause (II) hereof, (i) in no event shall the Lebovitz Group or any Person composed of one or more members of the Lebovitz Group be treated as Constructively Owning Equity Stock in excess of the Constructive Ownership Limit to the extent that the Lebovitz Group Constructively Owns not more than the Lebovitz Permitted Ownership Amount and (ii) in no event shall the Jacobs Group, the David Jacobs Group, the Richard Jacobs Group or any Person composed of one or more members of any such group be treated as Constructively Owning Equity Stock in excess of the Constructive Ownership Limit to the extent that the Jacobs Group and its members Constructively Own not more than the Jacobs Permitted Ownership Amount and (II) a member of the Lebovitz Group or the Jacobs Group (but not the Lebovitz Group or the Jacobs Group themselves) will be subject to a Constructive Ownership
Limit of 9.9% of the outstanding Equity Stock of the Corporation at all times that (x) such member, together with other members of the Lebovitz Group or the Jacobs Group, as the case may be, each of whom Constructively Owns at least 10% of the outstanding Equity Stock of the Corporation, Constructively Own, in the aggregate (a) 10% or more of the total voting power, number of outstanding shares or value of the outstanding shares of any Tenant that is treated as a corporation for federal income tax purposes or (b) an interest of 10% or more in the assets or net profits of any Tenant that is not treated as a corporation for federal income tax purposes, (y) such member Constructively Owns an equity interest in such Tenant and (z) the aggregate amount of gross income derived by the Corporation in its immediately preceding taxable year from the Tenants whose ownership is described in clause (x) (taking into account only ownership by such member and other members of the Group that includes such member) exceeded $750,000.

     "David Jacobs Group" shall mean (i) the widow of David Jacobs, (ii) the lineal descendants of David Jacobs and (iii) all Persons that would Constructively Own or Beneficially Own shares of Equity Stock Constructively Owned or Beneficially Owned by individuals described in (i) or (ii).

     "Deferred Stock" shall mean shares of Deferred Stock issued under the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan, as the same may be amended from time to time, or under any similar type of deferred stock plan authorized by the Board of Directors.

     "Equity Stock" shall mean stock that is either Preferred Stock or Common Stock and shall include all shares of Preferred Stock or Common Stock that are held as Shares-in-Trust in accordance with the provisions of paragraph E of this
Article IV.

     "Exchange Rights" shall mean any rights granted to limited partners of CBL & Associates Limited Partnership, a Delaware limited partnership, to exchange (subject to the applicable Ownership Limit) limited partnership interests in such partnership for shares of Common Stock.

     "Family Groups" shall mean the Lebovitz Group, the David Jacobs Group and the Richard Jacobs Group.

     "Independent" shall have the meaning set forth in paragraph (d) of Article VI.

     "Individuals" shall mean Persons that are treated as "individuals" for purposes of Section 542(a)(2) of the Code.

     "Initial Public Offering" shall mean the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

     "Jacobs Group" shall mean the David Jacobs Group, the Richard Jacobs Group and the members of such groups.

     "Jacobs Permitted Ownership Amount" shall be defined and adjusted as in the Share Ownership Agreement.

     "Lebovitz Group" shall mean (i) Charles B. Lebovitz and (ii) any Beneficial Owner or Constructive Owner of shares of Equity Stock whose shares of Equity Stock are Beneficially Owned or Constructively Owned by Charles B. Lebovitz or members of his family.

     "Lebovitz Permitted Ownership Amount" shall be defined and adjusted as in the Share Ownership Agreement.

     "Market Price" of any class of Equity Stock on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" in respect of any class of Equity Stock on any date shall mean (i) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or (ii) if such class of Equity Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such class of Equity Stock is listed or admitted to trading, or (iii) if such class of Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use, or (iv) if such class of Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such class of Equity Stock selected by the Board of Directors. "Trading Day" shall mean, with respect to any class of Equity Stock, a day on which the principal national securities exchange on which such class of Equity Stock is listed or admitted to trading is open for the transaction of business or, if such class of Equity Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Non-Transfer Event" shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the applicable Ownership Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock.

     "Options" shall mean any options, rights, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Equity Stock.

     "Ownership Limits" shall mean the Beneficial Ownership Limit and the Constructive Ownership Limit. "Ownership Limit" shall mean the Beneficial Ownership Limit or the Constructive Ownership Limit, as appropriate.

     "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of subparagraph E(5) hereof.

     "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, provided, however, that the term "Person" shall not include an underwriter or group of underwriters participating in the Initial Public Offering (with respect to shares issued in connection with the Initial Public Offering) for a period of 180 days from the commencement of the Initial Public Offering.

     "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of subparagraph
(D)(3) of this Article IV, would own record title to shares of Equity Stock.

     "REIT" shall mean a real estate investment trust under Section 856 of the Code.

     "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Corporation's status or a REIT shall have been terminated by the Board of Directors and the stockholders of the Corporation pursuant to subparagraph (g) of Article VI.

     "Richard Jacobs Group" shall mean (i) Richard Jacobs and each member of his family for purposes of Section 318(a) or 544 of the Code and (ii) all Persons that would Constructively Own or Beneficially Own shares of Equity Stock Constructively Owned or Beneficially Owned by individuals described in (i).

     "Share Ownership Agreement" shall mean the Share Ownership Agreement, dated as of [January 31, 2001] by and between the Corporation, CBL & Associates, Inc., Charles B. Lebovitz, Stephen D. Lebovitz, Jacobs Realty Investors Limited
Partnership, Richard E. Jacobs, solely as trustee for the Richard E. Jacobs Revocable Living Trust and Richard E. Jacobs, solely as trustee for the David H. Jacobs Marital Trust, as such may be amended from time to time by the parties thereto.

     "Tenant" shall mean any Person that leases or subleases real property owned, directly or indirectly, by the Corporation or any partnership of which the Corporation is a partner.

     "Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option (including an option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

     "Trust" shall mean any separate trust created pursuant to subparagraph D(3) of this Article IV and administered in accordance with the terms of subparagraph E of this Article IV, for the exclusive benefit of one or more Beneficiaries.

     "Trustee" shall mean any person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

     (2) Restriction on Transfers.

          (a) Except as provided in subparagraph D(9) of this Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Equity Stock in excess of the applicable Ownership Limit.

          (b) Except as provided in subparagraph D(9) of this Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the applicable Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the applicable Ownership Limit; and the intended transferee shall acquire no rights in such shares of Equity Stock in excess of the applicable Ownership Limit.

          (c) From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio.

          (d) From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock in excess of the applicable Ownership Limit.

     (3) Transfers in Trust.

          (a)  If,  notwithstanding  the  other  provisions  contained  in  this
               Article IV, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Equity Stock in excess of the applicable Ownership Limit, then, (i) except as otherwise provided in subparagraph D(9), the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the applicable Ownership Limit; and (ii) such number of shares of Equity Stock in excess of the applicable Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with subparagraph E of this
               Article IV, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of the shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

          (b)  If,  notwithstanding  the  other  provisions  contained  in  this
               Article IV, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then (i) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and (ii) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of subparagraph E of this Article IV, transferred automatically and by operation of law to the Trust to be held in accordance with that subparagraph E. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

          (c) (c) If the Lebovitz Group or a member thereof or the Jacobs Group or a member thereof would otherwise Beneficially Own or Constructively Own shares of Capital Stock in excess of the Lebovitz Permitted Ownership Amount, in the case of the Lebovitz Group and its members, or the Jacobs Permitted Ownership Amount, in the case of the Jacobs Group and its members, then the shares of Equity Stock that otherwise would be so Beneficially Owned or Constructively Owned shall be designated Shares-in-Trust hereunder and, in accordance with subparagraph E of this Article IV, transferred automatically and by operation of law to a Trust; provided, however, that this clause (c) will not apply where the Beneficial and Constructive Ownership of shares of Equity Stock by the Jacobs Group and its members, or the Lebovitz Group and its members, as the case may be, would not violate the limitations that would be imposed upon such group and its members if there were no special references to such group and its members in this Certificate of Incorporation.

     (4) Remedies for Breach. If the Corporation or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph D(2) of this Article IV or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of subparagraph D(2) of this Article IV, the Corporation or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event.

     (5) Notice of Restricts Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of subparagraph D(2) of this Article IV, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of subparagraph D(3) of this Article IV, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or the Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

     (6) Owners Required to Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

          (a) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentage as required pursuant to regulations under the Code, of the outstanding Equity Stock of the Corporation shall, before January 30 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the general ownership structure of such Beneficial Owner or Constructive Owner, the number of shares of each class of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limits.

          (b) Each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide on demand to the Corporation such information as the Corporation may reasonably request from time to time in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limits.

     (7) Remedies Not Limited. Nothing contained in this Article IV shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limits.

     (8) Ambiguity. In the case of an ambiguity in the application of any of the provisions of subparagraph D of this Article IV, including any definition contained in subparagraph D(1), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph D with respect to any situation based on the facts known to it.

     (9) Exception. The Corporation, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel in each case to the effect that the restrictions contained in subparagraph D(2)(a), (b), (c) or (d) will not be violated, may, subject to such conditions as the Corporation may deem appropriate, exempt a Person from the applicable Ownership Limit (A)(i) if such Person is not an individual for purposes of Section 542(a)(2) of the Code or
(ii) if such Person is an underwriter which participates in a public offering of Common Stock or Preferred Stock for a period of 90 days following the purchase by such underwriter of the Common Stock or Preferred Stock or (iii) in such other circumstances which the Corporation determines are appropriately excepted from the applicable Ownership Limit and (B) if the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person's Beneficial Ownership or Constructive Ownership of Equity Stock will not result in violation of Section 856(h) of the Code or the receipt of nonqualified income under Section 856(d)(2)(B) of the Code and agrees that any violation or attempted violation will result in such Equity Stock being transferred to the Trust pursuant to subparagraph D(3) of this Article IV.

     (10) Modification of Ownership Limit. Subject to the limitations contained in subparagraph D(11), the Board of Directors may from time to time modify the Ownership Limits.

     (11) Limitations on Modifications.

          (a) The Ownership Limits may not be modified if, after giving effect to such modification, five or fewer Persons could Beneficially Own, in the aggregate, more than 50% of the total value of the outstanding Equity Stock.

          (b) The Ownership Limits may not be modified if, after giving effect to such modification, the Corporation would fail to meet the requirements for qualification as a REIT under the Code.

          (c) Prior to any modifications of the Ownership Limits, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

     (12) Legend. Until the Restriction Termination Date, each certificate for the respective class of Equity Stock shall bear the following legend:

               "The shares of Equity Stock represented  by this  certificate are subject  to  restrictions  on  transfer  for the  purpose  of the
               Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time (the "Code"). Transfers in contravention of such restrictions may be void ab initio. Unless otherwise determined by the Board of Directors of the Corporation, no Person may (1) Beneficially Own or Constructively Own shares of Equity Stock in excess of 6% of the total value of the outstanding Equity Stock of the Corporation, determined as provided in the Corporation's Amended and Restated Certificate of Incorporation, as the same may be further amended from time to time (the "Certificate of Incorporation") (computed taking into account all outstanding shares of Equity Stock and all shares of Equity Stock issuable under existing options and Exchange Rights that have not been exercised or Deferred Stock that has not vested) unless such Person is a member of the Lebovitz Group (in which case a higher Ownership Limit shall be applicable); or (2) Beneficially Own Equity Stock which would result in the
               Corporation being "closely held" under Section 856(h) of the Code. Any acquisition of Equity Stock and continued holding of ownership of Equity Stock constitutes a continuous representation of compliance with the above limitations, and any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately so notify the Corporation. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. In addition, certain

               Beneficial Owners or Constructive Owners of Equity Stock must give written notice as to certain information on a semi-annual or annual basis. All capitalized terms in this legend have the meanings defined in the Certificate of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests."

     (13) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of 66-2/3% of the outstanding voting stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with the definitions of "Beneficial Ownership Limit" or "Constructive Ownership Limit" or subparagraph (10) or (11) of paragraph D of this Article IV. A majority of the Independent members of the Board of Directors, however, shall have the authority to change the amount referred to in clause (y) of the definition of "Constructive Ownership Limit."

     (14) No amendment to this Article IV or modification of the Ownership Limits pursuant to Article IV(D)(10) or any successor provision shall be effective if such amendment is adverse to the Jacobs Group or any of its members (unless Jacobs Realty Investors Limited Partnership, a Delaware limited partnership, consents) or to the Lebovitz Group or any of its members (unless LebFam, Inc., a Tennessee corporation, consents) and is not undertaken with unanimous prior approval of the Corporation's Board of Directors. For the avoidance of doubt, a decrease in the Standard Beneficial Ownership Limit or a modification of the Beneficial Ownership Limit in accordance with Article III of the Share Ownership Agreement shall not be treated as adversely affecting the Jacobs Group or its members or the Lebovitz Group or its members. References in this subparagraph (D)(14) to the Jacobs Group or any of its members shall be deemed deleted after the Share Ownership Agreement has terminated with respect to the Jacobs Group and its Members. References in this subparagraph (D)(14) to the Lebovitz Group or any of its members shall be deemed deleted after the Share Ownership Agreement has terminated with respect to the Lebovitz Group and its Members.

     E. Shares-in-Trust.

     (1) Trust. Any shares of Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to subparagraph D(3) of this Article IV shall be held for the exclusive benefit of the Beneficiary. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to subparagraph D(3) of this Article IV shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to the Permitted Transferee in accordance with the provisions of subparagraph E(5) of this Article IV, such Shares-in-Trust shall cease to be designated as Share-in-Trust.

     (2) Dividend Rights. The Trustee, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors of the Corporation on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trustee the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and
(ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distributions paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of subparagraph D(3) of this Article IV, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trustee for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

     (3) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of Equity Stock. The Trustee shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this subparagraph E(3) in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

     (4) Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of the shares of Equity Stock under subparagraph D(3) of this Article IV, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

     (5) Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. As reasonably practicable as possible, in an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of the Equity Stock so acquired as Shares-in-Trust under subparagraph D(3) of this Article IV. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subparagraph, the Trustee of a Trust shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee; (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock; and (iii) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to subparagraph E(6) of this Article IV.

     (6) Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with subparagraph D(5) of this Article IV) to receive from the Trustee the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee of the Trust from the sale or other disposition of such Shares-in-Trust in accordance with subparagraph E(5) of this Article IV. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this subparagraph E(6) of this Article IV shall be distributed to the Beneficiary in accordance with the provisions of subparagraph E(5) of this Article IV. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Corporation arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with paragraph E of this Article IV by, such Trustee or the Corporation.

     (7) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to subparagraph D(5) of this Article IV.

     F. Issuance of Rights to Purchase Securities and Other Property.

     Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of Equity Stock, other securities of the Corporation, or shares or other securities of any successor in interest of the Corporation (a "Successor"), at such times, in such amounts, to such persons, for such consideration (if any), with such form and content (including without limitation the consideration for which any shares of Equity Stock, other securities of the Corporation, or shares or other securities of any Successor are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the GCL, other applicable laws and this Certificate.

     G. Severability.

     If any provision of this Article IV or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     H. New York Stock Exchange Transactions.

     Nothing  in  this  Article  IV,  shall   preclude  the  settlement  of  any
transaction entered into through the facilities of the New York Stock Exchange.

     I. Furnishing Copies.

     Copies of the  Voting  and  Standstill  Agreement  and the Share  Ownership
Agreement  will  be  furnished  by  the  Corporation   without  charge  to  each
shareholder who so requests.

                                    ARTICLE V

     (a) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to (i) make, alter, amend or repeal the Bylaws of the Corporation (the "Bylaws"); provided, however, that 66-2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class, may alter, amend or repeal any provision of the Bylaws, and (ii) from time to time determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as provided in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

     (b) The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of 66-2/3% of the then outstanding Voting Stock, voting together as a single class shall be required to amend, repeal or adopt any provision inconsistent with paragraph (a) of this Article V or any provision of the Bylaws adopted by the stockholders pursuant to paragraph
(a) of this Article V.

                                   ARTICLE VI

     (a) Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.

     (b) Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     (c) The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1994, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1995, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1996. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     (d) At least a majority of the directors shall be Independent. An individual shall be deemed to be "Independent" hereunder if such individual (i) is not an Affiliate of CBL & Associates, Inc., CBL & Associates Limited Partnership or CBL & Associates Management, Inc. or any of their successors and is not an employee of the Corporation or of CBL & Associates, Inc., CBL & Associates Limited Partnership or CBL & Associates Management, Inc. or any of their successors or of any Affiliate of the Corporation or of any Affiliate of CBL & Associates, Inc., CBL & Associates Limited Partnership or CBL & Associates Management, Inc. or any of their successors, provided, however, that no Person shall be deemed not to qualify as an Independent director solely because such Person is a director of both the Corporation and CBL & Associates Management, Inc. and (ii) with reference to any particular transaction, is not an interested director within the meaning of Section 144 of the GCL. An "Affiliate" shall mean, as to any individual, corporation, partnership, trust or other association, any person (i) that holds beneficially, directly or indirectly, 5% or more of the outstanding stock or equity interests thereof or (ii) who is an officer, director, partner or director thereof or of any person which controls, is controlled by, or is under common control with such corporation, partnership, trust or other association or (iii) which controls, is controlled by or is under common control with such corporation, partnership, trust or other association.

     (e) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 75% of the then outstanding Voting Stock, voting together as a single class.

     (f) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of 66-2/3% of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VI; provided that the affirmative vote of the holders of 75% of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (e) of this Article VI.

     (g) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of a majority of the then outstanding Voting Stock, voting as a single class, and the approval of the Board of Directors shall be required to terminate the Corporation's status as a real estate investment trust.

                                   ARTICLE VII

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation of any receiver or receivers appointed for the Corporation under the provisions of ss.291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of ss.279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  ARTICLE VIII

     Each person who is or was or who agrees to become a director or officer of the Corporation, or each such person who is or was serving or who agrees to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the full extent permitted from time to time by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                   ARTICLE IX

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

                                    ARTICLE X

     In determining what is in the best interest of the Corporation, a director of the Corporation shall consider the interests of the stockholders of the Corporation and, in his or her discretion, may consider (i) the interests of the Corporation's employees, suppliers, creditors and customers, (ii) the economy of the nation, (iii) community and societal interests and (iv) the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

                                   ARTICLE XI

     The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI; provided, however, that any amendment or repeal of Article VIII or Article IX of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                   ARTICLE XII

     Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with this Article XII.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chairman of the Board, President and Chief Executive Officer and attested to by its Secretary and has caused its corporate seal to be hereunto affixed, this 2nd day of November, 1993.

                                       CBL & ASSOCIATES PROPERTIES, INC.

                                                 /s/ Charles B. Lebovitz
                                       By: -----------------------------
                                       Charles B. Lebovitz
                                       Chairman of the Board, President
                                       and Chief Executive Officer


Attest:    /s/ John N. Foy
         -----------------------------------
         John N. Foy
         Secretary